Exhibit 10.06

VeriSilicon, Inc.

VeriSilicon Holdings (Cayman Islands) Co., Ltd.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of June 27, 2008, by and among CATHAY BANK (“Bank”), VERISILICON, INC. (“Company”) and VERISILICON HOLDINGS (Cayman Islands) Co., Ltd. (“Parent” and together with Company, the “Borrowers” and each a “Borrower”).

RECITALS

This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrowers’ Books” means all of Borrowers’ books and records including: ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the sum of (i) seventy percent (70%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower, plus (ii) the lesser of (A) fifty percent (50%) of Eligible China Accounts or (B) One Million Dollars ($1,000,000), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means cash, cash equivalents and cash in the Bank.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner”

(as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Consolidated Current Ratio” means Parent’s consolidated total current assets as determined in accordance with GAAP to Parent’s consolidated total current liabilities as determined in accordance with GAAP.

“Consolidated Debt to Net Worth Ratio” means Parent’s consolidated total liabilities as determined in accordance with GAAP less Subordinated Debt to Parent’s Consolidated Net Worth plus Subordinated Debt.

“Consolidated Net Worth” means Parent’s consolidated stockholders’ equity (including capital stock, additional paid-in capital and retained earnings) as determined in accordance with GAAP plus Subordinated Debt.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrowers thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor (has failed to pay in full within ninety (90) days of invoice date;

(b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts owed to the Borrowers the account debtor has failed to pay within ninety (90) days of invoice date;

(c) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed fifteen percent (15%) of all Accounts owed to Borrower (except that for NEC Corporation, THine Electronics, Inc., ZTE Corporation, Semiconductor Manufacturing International Corporation (SMIC), Grace Semiconductor Manufacturing Company (GSMC), Phison Electronics Corporation and Jeilin Technologies Co., Ltd. for which Accounts owed to Borrower are permitted up to and including twenty percent (20%) of all Accounts owed to Borrower after excluding factored (non-recourse) and/or insured portion acceptable to Bank), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(d) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(e) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(f) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(g) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(h) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of such Borrower;

(i) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by such Borrower for the performance of services or delivery of goods which such Borrower has not yet performed or delivered;

(j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k) Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrowers to be doubtful; and

(l) Retentions and hold-backs.

“Eligible China Accounts” means (i) Accounts with respect to which the account debtor has its principal place of business in the People’s Republic of China, provided that Borrowers have not less than $3,000,000 of cash in accounts on deposit with Bank at the time of determination of such Accounts eligibility (if the amount of cash in accounts on deposit with Bank drops below $3,000,000 then the amount of Eligible China Accounts will be reduced accordingly which may result in an overadvance under Section 2.2 hereof) or (i) Accounts with respect to which the account debtor has its principal place of business in the People’s Republic of China and which have been approved by Bank on a case-by-case basis.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or the People’s Republic of China and that are (i)

supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, or (iii) approved by Bank on a case- by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at a Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means the sum of Parent’s consolidated Cash.

“Loan Documents” means, collectively, this Agreement, the Note, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, or financial condition of Borrowers and its Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrowers’ interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrowers’ Books relating to any of the foregoing.

“Note” has the meaning given to such term in Section 3.1.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, the term “Obligations” shall not include any of Borrowers’ obligations under any warrants issued to Bank.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(m) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(n) Indebtedness existing on the Closing Date;

(o) Indebtedness incurred in connection with capital leases secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(p) Subordinated Debt;

(q) Indebtedness to trade creditors incurred in the ordinary course of business;

(r) Indebtedness between Borrowers, or between a Borrower and a Guarantor;

(s) Indebtedness that constitutes a Permitted Investment;

(t) Guaranties made in the ordinary course of business; and

(u) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(v) Investments existing on the Closing Date;

(w) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein, and (iv) money market accounts;

(x) Investments accepted in connection with Permitted Transfers;

(y) Investments of Subsidiaries in or to other Subsidiaries or Borrowers and Investments by Borrowers in Subsidiaries to fund operating expenses in the ordinary course of business;

(z) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrowers’ Board of Directors;

(aa) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business;

(bb) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrowers in any Subsidiary;

(cc) Investments (direct or indirect) by way of loan in any form to any Person, including but not limited to employees of Borrowers, stock purchases, capital contributions or otherwise and any capital expenditures in amounts of Five Hundred Thousand Dollars ($500,000) or less in any calendar year; and

(dd) Other Investments approved in advance and in writing by Bank in its sole discretion.

“Permitted Liens” means the following:

(ee) Any Liens existing on the Closing Date or arising under this Agreement or the other Loan Documents;

(ff) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained;

(gg) Liens incurred (i) upon or in any acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(hh) Liens of materialmen, mechanics, warehousemen, carriers, landlord, artisan’s or other similar Liens arising in the ordinary course of business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings;

(ii) Liens which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrowers assets taken as a whole;

(jj) Lien securing Subordinated Debt;

(kk) Liens securing judgments or attachments in circumstances that do not constitute an Event of Default;

(ll) leases or subleases, licenses or sublicenses granted in the ordinary course of business which do not interfere in any material respect with the business of Borrowers;

(mm) Liens in favor of custom and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of custom duties in connection with the import and export of goods;

(nn) Liens in favor of financial institutions arising in connection with deposit or investment accounts held at such financial institutions, provided that such liens only secure fees and service charges associated with such accounts;

(oo) deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts or to secure statutory obligations or surety or appeal bonds;

(pp) Liens in favor of LSI Logic Corporation pursuant to that certain Security Agreement, dated as of June 30, 2006, as amended;

(qq) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Permitted Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase in any material respect; and

(rr) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(ss) Inventory in the ordinary course of business;

(tt) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(uu) worn-out or obsolete Equipment;

(vv) Transfers otherwise permitted by the terms of Section 7;

(ww) sales and transfers in the ordinary course of business, including normal intercompany business transactions; or

(xx) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the variable rate of interest, per annum, as published from time to time in the Money Rates column of the Wall Street Journal, as the “U.S. Prime Rate”.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revolving Line” means a Credit Extension of up to Eight Million Dollars ($8,000,000) (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

“Revolving Maturity Date” means the one year anniversary of the date of this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in (i) an aggregate outstanding amount of $1,500,000 without regard to the Borrowing Base limitation and (ii) an aggregate outstanding amount not to exceed the Borrowing Base, less any amounts outstanding under the Letter of Credit Sublimit. But in no event shall the total of Advances plus any amounts outstanding under the Letter of Credit Sublimit exceed the amount of the Revolving Line. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever a Borrower desires an Advance, such Borrower will notify Bank by facsimile transmission or telephone no later than one (1) Business Day prior to the date the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit E hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.

Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to the applicable Borrower’s deposit account.

(iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of a Borrower such Letters of Credit as such Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers it will charge for issuing and processing Letters of Credit.

(iv) Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, then within ten (10) days (or such longer period as Bank may grant in its sole discretion) of notice of such excess advance Borrowers shall either (i) pay to Bank, in cash, the amount of such excess, or (ii) if the excess advance was the result of a reduction in Borrowers’ deposit with Bank relative to Eligible China Accounts, increase the deposit to an amount necessary to cure the excess advance with respect to such Eligible China Accounts.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to the greater of (A) 5.75% or (B) the lesser of (x) 1.50% above the Prime Rate or (y) 9.75%.

(b) Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. If no Event of Default exists, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. During the existence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. (i) On the Closing Date, a fee equal to Forty Thousand Dollars ($40,000), which shall be nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement duly executed by each Borrower;

(b) a promissory note in the form of Exhibit B duly executed by each Borrower (the “Note”);

(c) a Negative Pledge Agreement duly executed by each Borrower;

(d) a Warrant to purchase Series D Preferred Stock issued by Parent to Cathay General Bancorp.;

(e) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(f) a Guaranty duly executed by VeriSilicon Electronics Co., Ltd.;

(g) a Security Agreement duly executed by VeriSilicon Electronics Co., Ltd.;

(h) an agreement to provide insurance from each Borrower and VeriSilicon Electronics Co., Ltd.; and

(i) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.

4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Each Borrower shall take such steps as Bank reasonably requests for Bank to obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrowers will not create any chattel paper in which a Borrower is a lessor without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by either Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization: No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate/Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of such intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of such intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Legal Name. Borrowers’ exact legal names are as set forth in the first paragraph of this Agreement.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the jurisdiction of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (i) within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement, covering Parent’s and its Subsidiaries operations during such period; (ii) within thirty (30) days after the end of each calendar quarter, a company prepared consolidated balance sheet and income statement, covering Parent’s and its Subsidiaries operations during such period, and (iii) as soon as available, but in any event within one hundred eighty (180) days after the end of Parent’s fiscal year, audited consolidated financial statements of Parent and its Subsidiaries prepared in accordance with GAAP, consistently applied.

(a) Within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings by invoice date of accounts receivable and accounts payable, provided, however, that such required Borrowing Base and aged listings of accounts receivable and accounts payable shall not be required if the outstanding Credit Extensions are equal to or less than One Million Five Hundred Thousand Dollars ($1,500,000).

(b) Within thirty (30) days after the last day of each calendar quarter, Borrower shall deliver to Bank with the quarterly financial statements, a Compliance Certificate certified as of the last day of the applicable calendar quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) Within twenty (20) days of any changes in the Chief Executive Officer, Chief Financial Officer or Chief Technology Officer of Parent

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall maintain its primary banking relationship and operating accounts with Bank or Bank’s Affiliates.

6.7 Financial Covenants. Borrower shall maintain the following financial ratios and covenants, each to be tested as of the last day of each calendar quarter:

Minimum Consolidated Current Ratio	1.20 to 1.00
Maximum Consolidated Debt to Net Worth Ratio	1.00 to 1.00
Minimum Consolidated Net Worth	$16,000,000
Minimum Liquidity	$4,000,000

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers. Borrowers will not engage in any bulk sale of all or substantially all of its assets.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or its jurisdiction of formation or relocate its chief executive office without prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness prior to its scheduled maturity or take any actions which impose on Borrower an obligation to prepay any Indebtedness prior to its scheduled maturity, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (i) Borrowers may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) Borrowers may repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, (iii) Borrowers may pay dividends in capital stock, and (iv) Company may make dividends or distributions to Parent.

7.7 Investments. Acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to a Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) transactions that are otherwise permitted pursuant to Section 7.

7.9 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrowers fail to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.5, 6.6, 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof; provided, however, that if the default cannot by its nature be cured within such ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Effect. If there occurs any Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

8.7 Judgments. If a judgment or judgments (not covered by insurance) for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Change in Control. If a Change in Control occurs; or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, Borrowers hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrowers, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrowers’ true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrowers’ name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrowers’ name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrowers’ policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. The appointment of Bank as Borrowers’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Borrowers waive any rights they may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	VeriSilicon, Inc. VeriSilicon Holdings (Cayman Islands) Co., Ltd. Building 1, No. 200, Shangheng Road Shanghai 201204, PRC Attn: Linda Zhu, Corporate Vice President, Finance FAX: +86-21-5131-1123

With a copy to:	VeriSilicon, Inc. VeriSilicon Holdings (Cayman Islands) Co., Ltd. 4699 Old Ironside Drive, Suite 270 Santa Clara, CA 95054 Attn: FAX:

If to Bank:	Cathay Bank High Technology Division 20195 Stevens Creek Blvd. #100 Cupertino, CA 95014 Attn: Hang Chan FAX: 408-257-4703

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER: ARBITRATION.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein Bank and Borrowers agree that all such disputes, claims and controversies between them, whether individual, joint, or class in nature, including without limitation contract and tort disputes, shall be arbitrated pursuant to the rules of the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and Supplemental Procedures for Financial Services Disputes, upon request of either party. No act to take or dispose of any collateral securing this Agreement shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Agreement, or any other Loan Document, including without limitation, any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Agreement shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Bank and Borrowers agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other State, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The arbitrators shall not have power to make an award of $1.0 million or more against any party to an arbitration unless it is in the form of a statement of decision as described in California Code of Civil Procedure Section 632, and the parties specifically reserve the right, upon a petition to vacate, to have any such award reviewed and vacated upon the same grounds as would result in reversal on appeal from a judgment after trial by court. Nothing in this Agreement or other Loan Documents shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes.

To the extent not provided by this Agreement, including the Rules incorporated herein, arbitration hereunder shall be governed by California arbitration law. Arbitration shall be conducted in California, in English and, unless otherwise agreed to by the parties with respect to a particular dispute, shall be heard by a panel of three arbitrators. The arbitrators in any arbitration shall be experienced in the areas of law raised by the subject matter of the dispute. Lists of prospective arbitrators shall include retired judges. Notwithstanding the AAA rules, (a) any party may strike from a list of prospective arbitrators any individual who is regarded by that party as not appropriate for the dispute; and (b), if the arbitrator appointment cannot be made from the initial list of prospective arbitrators circulated by the AAA, a second and, if necessary, a third list shall be circulated and exhausted before the AAA is empowered to make the appointment.

The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

Borrowers’ Initials	Bank’s Initials

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for obligations, demands, claims, liabilities and losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between fee parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Acknowledgment. Each of the parties hereto agrees and acknowledges that the Business Loan Agreement, dated as of April 2, 2007, among Borrowers and Bank, together with all Related Documents (as defined in such Business Loan Agreement, however, excluding that certain Warrant to Purchase Preference Shares, dated as of April 2, 2007, issued by Parent to Cathay General Bancorp), including, without limitation, that certain Promissory Note, dated as of April 2, 2007, issued by Borrowers for the benefit of Bank, that certain Commercial Security Agreement, dated as of April 2, 2007, executed by Company for the benefit of Bank, that certain Security Agreement, dated as of April 2, 2007, executed by Parent for the benefit of Bank, that certain Negative Pledge Agreement, dated as of April 2, 2007, among Borrowers and Bank, that certain Continuing Guaranty, dated as of April 2, 2007, executed by VeriSilicon Electronics Co., Ltd. for the benefit of Bank, that certain Promissory Note, dated as of April 2, 2007, executed by VeriSilicon Electronics Co., Ltd. for the benefit of Bank, that certain Security Agreement, dated as of April 2, 2007, executed by VeriSilicon Electronics Co., Ltd. for the benefit of Bank, have expired pursuant to their terms and all obligations under such documents and agreements have been paid in full and all security interests granted in connection thereto are hereby terminated and released.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CATHAY BANK

By:	/s/ Harry Chan

Title:	Loan Portfolio officer

VERISILICON, INC.

By:	/s/ Wayne Wei-Ming Dai

Title:	CEO & President

VERISILICON HOLDINGS (CAYMAN ISLANDS) CO. LTD.

By:	/s/ Wayne Wei-Ming Dai

Title:	CEO & President

[Signature Page to Loan and Security Agreement]

DEBTORS	VeriSilicon, Inc. & VeriSilicon Holdings (Cayman Islands) Co., Ltd.

SECURED PARTY:	CATHAY BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrowers whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(i) All goods and equipment now owned or hereafter acquired, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(ii) All inventory now owned or hereafter acquired, and any documents of title representing any of the above, and Debtor’s books relating to any of the foregoing;

(iii) All contract rights, general intangibles and payment intangibles and commercial tort claims, now owned or hereafter acquired, including, without limitation, all patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights (and applications and registrations therefor), mask works, trade names, trade styles, software and computer programs, trade secrets, methods, processes, know how, and all records with respect to any research and development, goodwill, and rights to payment of any kind;

(iv) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Debtor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Debtor (subject, in each case, to the contractual rights of third parties to require funds received by Debtor to be expended in a particular manner);

(v) All documents, cash, deposit accounts, letters of credit, letter of credit rights, supporting obligations, certificates of deposit, instruments, chattel paper, electronic chattel paper, tangible chattel paper and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Debtor’s books relating to the foregoing; and

(vi) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and the proceeds thereof.

EXHIBIT B

[Form of Note attached hereto]

PROMISSORY NOTE

$8,000,000	Dated: June 27, 2008

FOR VALUE RECEIVED, the undersigned, VERISILICON, INC. (“Company”) and VERISILICON HOLDINGS (CAYMAN ISLANDS) CO., LTD. (“Parent” and collectively, with Company, the “Borrowers” and each a “Borrower” HEREBY, JOINTLY AND SEVERALLY, PROMISE TO PAY to the order of CATHAY BANK (“BANK”) the principal amount of Eight Million Dollars ($8,000,000) or such lesser amount as shall equal the outstanding principal balance of the Credit Extensions made by Bank to Borrowers pursuant to the Loan and Security Agreement, dated as of June 27, 2008 (the “Loan Agreement”), and to pay all other amounts due with respect to the Credit Extensions on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the rates set forth in the Loan Agreement. Principal, interest and all other amounts due with respect to the Credit Extensions, are payable in lawful money of the United States of America to Bank in immediately available funds pursuant to the terms of the Loan Agreement.

This Promissory Note is the Promissory Note referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of secured Credit Extensions by Bank to Borrowers in the principal amount first above mentioned, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated Events of Default.

This Promissory Note may not be prepaid at any time without penalty or premium. If the maturity of the Credit Extensions are accelerated under the Loan Agreement, Borrowers shall pay to Bank, in addition to principal, interest and all other amounts due with respect to the Credit Extensions.

This Promissory Note and the obligation of Borrower to repay the unpaid principal amount of the Credit Extensions, interest on the Credit Extensions and all other amounts due Bank under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Promissory Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Bank in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

VERISILICON, INC.	VERISILICON HOLDINGS (CAYMAN ISLANDS) CO., LTD.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT C

BORROWING BASE CERTIFICATE

The Borrowers executing this Payment/Advance Form verifies that the accounts receivable indentified on the attached spread sheets are the Eligible Accounts and Eligible China Accounts existing as of the end of the immediately preceding calendar month:

Executed on                    at            ,        .

VERISILICON, INC.	VERISILICON HOLDINGS (CAYMAN ISLANDS) CO., LTD.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	CATHAY BANK

FROM:	VERISILICON, INC. & VERISILICON HOLDINGS (CAYMAN ISLANDS) CO., LTD. (“Borrowers”)

The undersigned authorized officer of VERISILICON, INC. and VERISILICON HOLDINGS (CAYMAN ISLANDS) CO. LTD. hereby certify that in accordance with the terms and conditions of the Loan and Security Agreement among Borrowers and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending              with all required covenants set forth below except as otherwise noted below. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements for the absence of footnotes and subject to year end adjustments.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required			Complies

Monthly financial statements	Monthly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 180 days		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days		Yes	No
Compliance Cert.	Quarterly within 30 days		Yes	No

Financial Covenant	Required	Actual		Complies

Consolidated Minimum Current Ratio	1.20:1.00		Yes	No
Consolidated Maximum Debt to Net Worth Ratio	1.00:1.00		Yes	No
Consolidated Minimum Net Worth	$16,000,000.00		Yes	No
Consolidated Minimum Cash Covenant	$4,000,000.00		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER
VERISILICON, INC.	Date:

By:	Verified:
SIGNATURE		AUTHORIZED SIGNER
Title:	Date:

	Compliance Status	Yes	No
Date

VERISILICON HOLDINGS (CAYMAN ISLANDS) CO. LTD.

By:
SIGNATURE
Title:

Date

ANNEX I TO COMPLIANCE CERTIFICATE

EXHIBIT E

PAYMENT/ADVANCE FORM

TO:	CORPORATE LENDING DIVISION, N. CA.

Tel: (408) 257-4177            Fax: (408) 252-4370

Date:

From:	VeriSilicon, Inc (US) and VeriSilicon Holdings, Inc (Cayman Islands)

Mr./Ms.	Linda Zhu or Catherine Huang	(Contact Person) Tel:	408-844-8563

Account No.:	#12006102

☐ LOAN DISBURSEMENT : Amount US $

☐	WORKING CAPITAL LOAN	Deadline 11:00 AM
(Outgoing Wire through Branch or Cover Branch’s Non-Sufficient Fund)

☐	WORKING CAPITAL LOAN	Deadline 3:00 PM
(Credit to Our Account No. Above)

☐ LOAN PAYMENT : Amount US$

Loan Number:	129100014

☐ Partial Principal Only ..	Deadline 3:00 PM
☐ Interest Only ..	Deadline 3:00 PM
☒ Payoff.

(Total Principal and Interest)	Deadline 3:00 PM

Authorized Signature (Mr. Wayne Dai)

Print Name

•	If more than one loan disbursement/payment request, please list on a separate sheet with authorized signature.

•	All deadlines are pacific time

SCHEDULE OF EXCEPTIONS

Litigation (Section 5.6)

None.